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Exhibit 5

Ropes & Gray LLP
One International Place
Boston, MA 02110-2624

December 21, 2004

Genzyme Corporation
500 Kendall Street
Cambridge, MA 02142

Re: Genzyme Corporation

Ladies and Gentlemen:

        This opinion is furnished to you in connection with a Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") to a Registration Statement on Form S-4 ("the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") relating to the registration of shares of common stock, $0.01 par value (the "Shares"), of Genzyme Corporation, a Massachusetts corporation ("Genzyme"), issuable upon the exercise of stock options originally granted under (i) the ILEX Oncology, Inc. 1995 Stock Option Plan, (ii) the ILEX Oncology, Inc. Second Amended and Restated 1996 Non-Employee Director Stock Option Plan, (iii) the ILEX Oncology, Inc. 2000 Employee Stock Compensation Plan, and (iv) the ILEX Oncology, Inc. 2001 U.K. Employee Stock Compensation Plan (collectively, the "Assumed Options"). The Assumed Options have been assumed by Genzyme pursuant to the Agreement and Plan of Merger dated February 26, 2004 among Genzyme, GLBC Corp., a Delaware corporation and a wholly-owned subsidiary of Genzyme, GLBC LLC, a Delaware limited liability company and a wholly-owned subsidiary of Genzyme, and ILEX Oncology, Inc., a Delaware corporation.

        We are familiar with the actions taken by Genzyme in connection with assumption of the Assumed Options. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary and we have assumed that each Assumed Option had been issued and sold pursuant to the terms of the applicable plan. The opinions expressed below are limited to the laws of The Commonwealth of Massachusetts.

        Based on and subject to the foregoing, we are of the opinion that the Shares covered by the Post-Effective Amendment have been duly authorized and, when the Shares have been issued and sold in accordance with the terms and conditions of the Assumed Options, the Shares will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. Our consent shall not be deemed an admission that we are experts whose consent is required Section 7 of the Securities Act of 1933.

        It is understood that this opinion is to be used only in connection with the offer and sale of Shares covered by the Post-Effective Amendment while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

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  Exhibit 5